Exhibit 99.a


FOR IMMEDIATE RELEASE                                             June 11, 1997

                     MASCOTECH, INC. ANNOUNCES REDEMPTION OF
                         $1.20 CONVERTIBLE PREFERRED STOCK

      Taylor, Michigan, June 11, 1997----MascoTech, Inc. (NYSE:MSX) today announced that it is calling all of its $1.20 Convertible Preferred Stock (Dividend Enhanced Convertible Stock(sm) -- "DECS(sm)") for redemption on June 27,1997. Each share of DECS will be redeemed for .955 of a share of MascoTech Common Stock. This ratio includes the accrued dividends to the redemption date paid in stock. Although the DECS may be converted on or before the redemption date, if they are converted, the holder would only receive .806 of a share of MascoTech Common Stock for each share of DECS, with no accrued dividends. This redemption of all the outstanding DECS will result in the issuance of approximately 9.9 million shares of MascoTech Common Stock.

      The Bank of New York, 101 Barclay Street, New York, New York 10286, will act as redemption and conversion agent.

      Headquartered in Taylor, Michigan, MascoTech's transportation-related businesses include metal-worked components primarily for vehicle engine and drivetrain applications and automotive aftermarket products.